UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 7, 2017

THE CHEESECAKE FACTORY INCORPORATED

(Exact Name of Registrant as Specified in Charter)

Delaware	0-20574	51-0340466
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26901 Malibu Hills Road

Calabasas Hills, California 91301

(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code (818) 871-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02        DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On June 7, 2017, the Board of Directors (the “Board”) of The Cheesecake Factory Incorporated (the “Company”) approved an employment agreement with Matthew E. Clark, in the form of Exhibit 99.1 attached hereto (the “Employment Agreement”).

The Employment Agreement has an initial term beginning July 7, 2017 and ending on March 31, 2019, and will be extended automatically for one additional year on each March 31st thereafter, unless either of the parties gives timely notice not to extend. The Employment Agreement also provides that Mr. Clark is eligible to participate in the Company’s non-equity performance incentive plan(s), and equitably with other executive officers,  in any other plans relating to pension, profit sharing, life, medical, dental and vision care insurance, disability income insurance, automobile, education, or other retirement or employee benefits, to the extent eligible thereunder by virtue of his position, tenure and salary. The Compensation Committee of the Board determines any future adjustments to base salary under the Employment Agreement.

In addition, the Employment Agreement provides for certain benefits upon a termination of employment as a result of death or Permanent Disability, a termination by the Company without Cause, or a Constructive Termination, including a Constructive Termination within 18 months of a Change in Control (as such capitalized terms are defined in the Employment Agreement), including an acceleration of vesting of equity awards which would have vested within 24 months of the termination, provided that any award that is Company performance-based, will vest only if, as and when the performance objective is achieved. The Employment Agreement does not contain any severance payment tax “gross-up” for excise taxes imposed under Section 280G of the Internal Revenue Code.  The foregoing description of the terms and conditions of the Employment Agreement is qualified in its entirety by the full text of the form of the Employment Agreement attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by this reference.

On June 7, 2017, the Compensation Committee of the Board (the “Compensation Committee”) approved grants of options to purchase the Company’s common stock to Mr. Clark under the terms of the Company’s stockholder-approved 2010 Stock Incentive Plan, dated February 25, 2010, as amended effective May 28, 2015 and June 8, 2017 (the “2010 Stock Incentive Plan”), as follows:

Name	Number of Shares Subject to Stock Options
Matthew E. Clark	4,820

These options to purchase the Company’s common stock were granted at an exercise price of $57.30 per share, which was the closing price per share for the Company’s common stock on June 7, 2017, the date of grant, and incrementally vest as to 20% of the shares on each of July 7, 2018, July 7, 2019, July 7, 2020, and July 7, 2021.

On June 7, 2017, the Compensation Committee also approved grants of stock units covering the Company’s common stock to Mr. Clark under the terms of the 2010 Stock Incentive Plan, as follows:

Name	Number of Stock Units Awarded at Target- EPS Performance Condition	Number of Stock Units Awarded-EBITDA Performance Condition
Matthew E. Clark	1,425	1,425

These stock units, each representing the equivalent of one share of the Company’s common stock, were granted subject to achievement of a performance condition (“Performance Condition”) based upon either (i) cumulative fully diluted earnings per share (“EPS”) over a three year fiscal period, or (ii) income from operations, before interest, taxes, depreciation and amortization, less impairments or other accounting related charges (“EBITDA”), both of which Performance Conditions were approved by stockholders under the 2010 Stock Incentive Plan.

The EBITDA Performance Condition provides that vesting of this award is subject to the Company achieving a cumulative EBITDA being equal to or greater than a specified dollar amount for fiscal years 2017 and 2018, or being equal to or greater than a specified dollar amount for fiscal years 2017, 2018 and 2019, whichever occurs earlier. If the EBITDA Performance Condition is satisfied, these stock units are then subject to time-based vesting at the rate of 60% of the shares on March 2, 2020 and 20% of the shares on each of March 2, 2021 and March 2, 2022.

The EPS Performance Condition provides that the vesting of this award is subject to the Company achieving a cumulative fully diluted EPS over fiscal years 2017, 2018, and 2019 of at least a specified dollar amount, with the formula providing a threshold, target and a maximum cumulative fully diluted EPS dollar amount for purposes of determining the number of stock units eligible to vest. If at least 82% and up to 122% (or more) of the EPS Performance Condition is achieved, a number of stock units shall be eligible to vest, the exact number of which will be determined by multiplying a predetermined payout percentage (between 60% to 140%, based upon the level of achievement of the EPS Performance Condition), by the number of stock units granted at the Target amount shown above. Such shares then shall be subject to time-based vesting at the rate of 60% of the shares on March 2, 2020 and 20% of the shares on each of March 2, 2021 and March 2, 2022.

These grants were made pursuant to the terms and conditions of a Notice of Grant and Stock Option Agreement and/or Stock Unit Agreement for executive officers previously approved by the Compensation Committee and filed under Form 8-K with the U.S. Securities Exchange Commission on March 4, 2016.

On June 7, 2017, the Compensation Committee also approved Mr. Clark’s participation in  the Company’s 2015 Amended and Restated Performance Incentive Plan for executive officers of the Company (the “Performance Incentive Plan”). Under the Performance Incentive Plan for fiscal 2017, 75% of Mr. Clark’s award will be based upon achievement of a Company consolidated operating income objective and 25% of his award will be based on achievement of both a Company threshold consolidated operating income objective and additional strategic objectives.  The performance incentive objective was selected from a stockholder-approved list of performance incentive objectives under the Performance Incentive Plan approved by the Company’s stockholders at the May 28, 2015 annual meeting of stockholders. Mr. Clark will have an opportunity to earn an award ranging from 0% to 175% of a performance incentive target range, calculated as a percentage of his salary for fiscal 2017.  Payment of the award is in the discretion of the Compensation Committee and is subject to the Company’s ability to accrue for such award and to the Compensation Committee’s determination that the specified strategic and operational objectives were satisfied.  The performance incentive target as a percentage of base salary payable to him (if achieved at 100% of the established goals), and the maximum award as a percentage of base salary payable to him (if achieved at the maximum level exceeding 100% of the established goals), under the Performance Incentive Plan for fiscal 2017, are as follows:

Name	Performance Incentive Target as a Percentage of Salary	Maximum Potential Award as a Percentage of Salary	Adjusted Performance Incentive Target as a Percentage of Salary*	Adjusted Maximum Potential Award as a Percentage of Salary*
Matthew E. Clark	65%	113.75%	54.89%	96.06%

*      Adjusted Performance Incentive Target as a percentage of base salary prorated as of July 7, 2017.

Awards which may be made for fiscal 2017 will be calculated under the foregoing formulae based upon Mr. Clark’s base salary actually earned for fiscal 2017, and will take into account any adjustments to base salary for fiscal 2017 made as a result of his promotion to Executive Vice President and Chief Financial Officer, effective July 7, 2017. The maximum award payable in any fiscal year to any executive officer under the Performance Incentive Plan is $2.5 million, and accordingly, the maximum potential Award that would be due and payable to Mr. Clark for fiscal 2017 would be the lesser of (i) $2.5 million or (ii) the product of the maximum potential award percentage shown in the above table multiplied by his earned base salary for fiscal 2017.

There is no assurance that the Company will achieve the performance incentive targets and objectives established by the Compensation Committee in any fiscal year.

ITEM 5.07           SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

Results of the 2017 Stockholders’ Annual Meeting

The Company held its annual meeting of stockholders on June 8, 2017.  The final results of the vote taken for each proposal are as follows:

Proposal 1: Election of Seven Directors.

Name	For	Against	Abstain	Broker Non- Votes
David Overton	41,152,599	758,064	14,411	3,105,856
Edie Ames	41,809,891	73,657	41,526	3,105,856
Alexander L. Cappello	41,303,893	605,759	15,422	3,105,856
Jerome I. Kransdorf	41,062,405	847,113	15,556	3,105,856
Laurence B. Mindel	41,163,251	746,261	15,562	3,105,856
David B. Pittaway	41,317,845	591,655	15,574	3,105,856
Herbert Simon	41,331,051	579,589	15,434	3,105,856

Proposal 2:   Ratification of Selection of Independent Registered Public Accounting Firm.

For	Against	Abstain	Broker Non-Votes
44,798,649	218,051	14,230	N/A

Proposal 3:   Amendment to The Cheesecake Factory Incorporated 2010 Stock Incentive Plan.

For	Against	Abstain	Broker Non-Votes
38,378,583	3,461,867	84,624	3,105,856

Proposal 4:   Non-Binding Advisory Vote on Executive Compensation.

For	Against	Abstain	Broker Non-Votes
41,374,160	443,265	107,649	3,105,856

Proposal 5:   Non-Binding Advisory Vote on  the Frequency of the Stockholder Advisory Vote on Executive Compensation.

Three Years	Two Years	One Year	Abstain	Broker Non-Votes
4,214,919	29,297	37,461,202	219,656	3,105,856

Board Decision on Frequency of Advisory Vote on Executive Compensation

On June 7, 2017, the Board determined to accept the stockholder’s advisory vote on the frequency of voting regarding executive compensation.  In light of the voting result, the Board has approved the Company holding the stockholder advisory vote on the compensation of the Company’s named executive officers every year in connection with the Company’s annual meeting of stockholders until the next required vote on the frequency of the advisory vote on executive compensation. The Company is required to hold a vote on the frequency of the advisory vote on executive compensation every six years.

ITEM 7.01           REGULATION FD DISCLOSURE

Press Release

In a press release dated June 13, 2017, the Company updated its outlook for second quarter fiscal 2017 comparable sales ahead of two conference presentations this week. The Company now expects comparable sales at The Cheesecake Factory restaurants for the second quarter of fiscal 2017 to be down approximately 1%. The Company expects this to impact second quarter margins and earnings per share. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated by reference herein.

The information furnished in Item 7.01 of this Report, including the exhibit incorporated by reference, will not be treated as “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section.  This information will not be deemed incorporated by reference into a filing under the Securities Act of 1933,as amended or into another filing under the Exchange Act, unless that filing expressly refers to specific information in this Report.  The furnishing of the information in Item 7.01 is not intended to, and does not, constitute a representation that such furnishing is required by Regulation FD or that the information this Report contains is material investor information that is not otherwise publicly available.

ITEM 8.01           OTHER EVENTS

Election of Lead Director

Mr. Jerry Kransdorf’s term as Lead Director of the Board was scheduled to expire at the 2017 annual meeting of stockholders. Subject to his reelection as a director by the Company’s stockholders at the 2017 annual stockholders’ meeting, on June 7, 2017, the independent directors of the Company re-elected Mr. Kransdorf as Lead Director of the Company, to serve in that capacity until the 2018 annual meeting of stockholders or his successor has been elected. In light of the voting results, Mr. Kransdorf shall continue as the Company’s Lead Director, to serve in that capacity until the 2018 annual meeting of stockholders or his successor has been elected.

Website Presentation

The Company posted a revised Investor Presentation on the Company’s Investor Relations website at investors.thecheesecakefactory.com.  A copy of the presentation is attached hereto as Exhibit 99.3 and is incorporated by reference herein.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS

(d)         Exhibits

99.1	Employment Agreement between The Cheesecake Factory Incorporated and Matthew E. Clark, executed effective July 7, 2017

99.2	Press Release dated June 13, 2017 Entitled: “The Cheesecake Factory Updates Second Quarter Fiscal 2017 Comparable Sales Outlook”

99.3	Investor Presentation June 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 13, 2017	THE CHEESECAKE FACTORY INCORPORATED

	By:	/s/ W. Douglas Benn
W. Douglas Benn
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Employment Agreement between The Cheesecake Factory Incorporated Company and Matthew E. Clark, executed effective July 7, 2017

99.2	Press Release dated June 13, 2017 Entitled “The Cheesecake Factory Updates Second Quarter Fiscal 2017 Comparable Sales outlook”

99.3	Investor Presentation June 2017